Exhibit 99.1

ATC Healthcare Announces Timetable to Release Fiscal 2008 Third Quarter Results of Operations

LAKE SUCCESS, N.Y. - (BUSINESS WIRE) - January 24, 2008 - ATC Healthcare, Inc. (AMEX:AHN - News), a leader in medical staffing, announced today that it expects to file its Form 10-Q for the fiscal quarter ended November 30, 2007 within the next 60 days. In the course of preparing its financial statements for the period ended August 31, 2007, the company had discovered certain items which were not properly recorded in prior financial statements, including some expense items that were not sufficiently recorded. The company is currently completing this work and expects to file its Form 10-Q for the fiscal quarter ended August 31,2007 in the next 30 days and to file its Form 10-Q for the fiscal quarter ended November 30, 2007 within 30 days of that. Excluding the aforementioned items, the company expects to report revenues and a net loss attributable to common stockholders for the quarter ended November 30, 2007 of approximately $21 million and $600 thousand, respectively, as compared to revenues and a net loss attributable to common stockholders of $23 million and $596 thousand, respectively, in the comparable year ago quarter.

About ATC Healthcare, Inc.

ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other healthcare facilities with 47 locations in 25 states. ATC provides supplemental staffing, outsourcing and human resource solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the company supplies both clinical and non-clinical personnel for short-term, long-term, and “traveling” contract assignments. To learn more about the company’s services, visit their website at www.atchealthcare.com.

Forward Looking Statements

Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe”, “expect”, “anticipate”, “intend”, “will”, and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future revenue, business strategy and cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended February 28, 2007. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

Contact:
David Savitsky
516-750-1681
dsavitsky@atchealthcare.com

David Kimbell
516-750-1733
dkimbell@atchealthcare.com